THE GALAXY VIP FUND

(the "Registrant")

FORM N-SAR

Fiscal Year Ended December 31, 2002

Exhibit Index

Sub-Item 77B: Accountant's report on internal control.

Please see attached Exhibit.

Sub-Item 77D: Policies with respect to security investments.

Please see attached Exhibit.

Sub-Item 77Q3: Certification.

Please see attached Exhibit.

Sub-Item 77D: Policies with respect to security investments.

(i) Asset Allocation Fund

During a special telephone meeting held on June 17, 2002, the Registrant's Board of Trustees approved the following material changes in the Asset Allocation Fund's investment policies:

(1) When deemed appropriate by the Fund's adviser the Fund may invest up to 10% of its net assets in non-investment grade debt securities, also known as "junk bonds;"

(2) The Fund may invest up to 25% of its net assets in foreign securities;

(3) The Fund may invest up to 10% of its net assets in exchange-traded funds, such as iSharesSM.

(4) The Fund may invest up to 10% of its net assets in derivative instruments, such as options, futures and foreign currencies, for the purpose of hedging its portfolio.

(ii) Quality Plus Bond Fund

At a meeting held on June 10-11, 2002, the Registrant's Board of Trustees approved the following material change to the Quality Plus Bond Fund's investment policies:

Substantially all of the Fund's investments (under normal circumstances, at least 80% of the Fund's net assets plus any borrowings for investment purposes) will be debt obligations of investment grade quality. These are securities which have one of the top four ratings assigned by Standard & Poor's Ratings Group (S&P) or Moody's Investors Service, Inc. (Moody's), or are unrated securities determined by the Adviser to be of comparable quality. The Fund expects that under normal circumstances at least 50% of its net assets plus any borrowings for investment purposes will be invested in high quality debt obligations that have one of the top two ratings assigned by S&P or Moody's or unrated securities determined by the Adviser to be of comparable quality.

Prior to this change, the Fund's investment policies provided that it would invest at least 65% of its assets in high quality debt obligations that have one of the top two ratings assigned by S&P or Moody's or unrated securities determined by the Adviser to be of comparable quality. As a result of this change the Fund, which was previously known as the High Quality Bond Fund, changed its name to the Quality Plus Bond Fund.